Exhibit 10.85

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is made and entered into this 11 day of April, 2013, by and between ANIP ACQUISITION COMPANY, a Delaware corporation (“Borrower”) with its chief executive office and principal place of business at 210 Main Street, Baudette, Minnesota 56623, and ALOSTAR BANK OF COMMERCE, a state banking institution incorporated or otherwise organized under the laws of the State of Alabama (together with its successors and assigns, “Lender”) with an office at 3630 Peachtree Road, N.E., Suite 1050, Atlanta, Georgia 30326.

Recitals:

Lender and Borrower are parties to a certain Loan and Security Agreement dated June 6, 2012 (as at any time amended, restated, supplemented or otherwise modified, the “Loan Agreement”) pursuant to which Lender has made certain revolving credit loans to Borrower.

Events of Default under (and as defined in) the Loan Agreement have occurred, and Borrower has requested a waiver of such Events of Default.  In addition, Borrower has requested that Lender agree to amend certain covenants in the Loan Agreement and increase the amount of the revolving credit loans made available by Lender to Borrower.  Lender is willing to waive such Events of Default, amend such covenants and increase the amount of the revolving credit loans made available by Lender to Borrower on the terms and subject to the conditions of this Amendment.

NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                                      Definitions.  All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Loan Agreement.

2.                                      Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

(a)                                 By deleting Item 7 to the Terms Schedule and substituting in lieu thereof the following:

7.                                      Maximum Revolver facility Amount:  $6,000,000.00

(b)                                 By deleting Item 16 to the Term Schedule and substituting in lieu thereof the following:

16.                               Financial Covenants (§8.9):

Borrower covenants that, from the Closing Date until the Commitment Termination Date and Full Payment of the Obligations, Borrower and each Subsidiary shall comply with the following additional covenants:

(a)                                 Fixed Charge Coverage Ratio.  (i) For the fiscal quarter ending March 31, 2013, Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00 calculated for the fiscal quarter then ending, (ii) for the fiscal quarter ending June 30, 2013, Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00, calculated for the period of the 2 fiscal quarters then ending, (iii) for the fiscal quarter ending September 30, 2013, Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00, calculated for the period of the 3 fiscal quarters then ending, and (iv) for the fiscal quarter ending December 31, 2013 and for each fiscal quarter ending thereafter, Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1,00, calculated for the rolling period of 4 fiscal quarters then ending.

(b)                                 Minimum Quarterly EBITDA.  (i) For the fiscal quarter ending March 31, 2013, Borrower shall achieve EBITDA of not less than $225,000 calculated for the fiscal quarter then ending, (ii) for the fiscal quarter ending June 30, 2013, Borrower shall achieve EBITDA of not less than $450,000, calculated for the period of the 2 fiscal quarters then ending, (iii) for the fiscal quarter ending September 30, 2013, Borrower shall achieve EBITDA of not less than $675,000, calculated for the period of the 3 fiscal quarters then ending, and (iv) for the fiscal quarter ending December 31, 2013 and for each fiscal quarter ending thereafter, Borrower shall achieve EBITDA of not less than $900,000, calculated for the rolling period of 4 fiscal quarters then ending.

As used in this Item 16 of the Terms Schedule, the following terms shall have the following means ascribed to them.

“Capital Expenditures” means all liabilities incurred or expenditures made by Borrower or any of its Subsidiaries for the acquisition of fixed assets, or any improvements, substitutions or additions thereto with a useful life of more than one year.

“EBITDA” means, for any period, determined on a consolidated basis for Borrower and its Subsidiaries, net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, fees paid to Lender pursuant to this Agreement, expenses incurred in connection with transactions contemplated by this Agreement or any Permitted Acquisition, as applicable, gains or losses arising from the sale of capital assets, gains arising from the write-up of assets, other non-cash expenses and income and any extraordinary gains (in each case, to the extent included in determining net income), plus (a) the amount of out-of-pocket research and development expenditures made by Borrower during such period that are financed through the issuance of Equity Interests or Subordinated Debt (including pursuant to the Subordinated Note Purchase Agreement) and (b) management fees paid by Borrower during such period.

“Fixed Charge Coverage Ratio” means, for any period, the quotient obtained by dividing (a) the difference between (i) Borrower’s EBITDA for such period, minus (ii) the sum of (A) all Unfinanced Capital Expenditures made in such period, and (B) cash income Taxes paid by Borrower in such period (without benefit of any refund), divided by (b) the sum of (i) the current portion of scheduled principal amortization on Debt for Money Borrowed plus (ii) cash interest payments paid by Borrower in such period plus (iii) management fees paid by Borrower during such period.

“Unfinanced Capital Expenditures” means, for any fiscal period, Capital Expenditures made by Borrower and its consolidated Subsidiaries that are not funded by Debt for

Money Borrowed (other than Revolver Loans) or capital lease obligations, in each case incurred by Borrower and its Subsidiaries during such period.

(c)                                  By deleting Exhibits A and B to the Loan Agreement and by substituting in lieu thereof Exhibits A and B attached hereto.

3.                                      Additional Covenants.  To induce Lender to enter into this Amendment, Borrower covenants and agrees that, on or before April 26, 2013 (or such later date as Lender may agree to in writing in its discretion), Borrower shall deliver an endorsement to the existing mortgagee title insurance policy insuring the Liens of the Mortgage (as hereinafter defined), which shall be in form and substance satisfactory to Lender and which shall give effect to the Mortgage Amendment (as hereinafter defined), together with a mortgage registration tax endorsement in form and substance satisfactory to Lender.

4.                                      Limited Waiver of Default.  Events of Default have occurred and currently exist under the Loan Agreement as a result of Borrower’s breach of Section 8.9 of the Loan Agreement as a result of (a) Borrower having a Fixed Charge Coverage Ratio of less than 1.10 to 1.00 for the period of 4 fiscal quarters ending December 31, 2012 (the “FCCR Default”) and (b) Borrower having EBITDA of less than $800,000 for the period of 4 fiscal quarters ending December 31, 2012 (the “EBITDA Default”; together with the FCCR Default, collectively, the “Designated Defaults”).  Borrower represents and warrants that the Designated Defaults are the only Defaults or Events of Default that exist under the Loan Agreement and the other Loan Documents as of the date hereof.  Subject to the satisfaction of the conditions precedent set forth in Section 10 hereof, Lender hereby waives the Designated Defaults in existence on the date hereof.  In no event shall such waiver be deemed to constitute a waiver of (a) any Default or Event of Default other than the Designated Defaults in existence on the date of this Amendment or (b) Borrower’s obligation to comply with all of the terms and conditions of the Loan Agreement and the other Loan Documents from and after the date hereof.  Notwithstanding any prior, temporary mutual disregard of the terms of any contracts between the parties, Borrower hereby agrees that it shall be required strictly to comply with all of the terms of the Loan Documents, as amended hereby, on and after the date hereof.

5.                                      Ratification and Reaffirmation.  Borrower hereby ratifies and reaffirms the Obligations, each of the Loan Documents and all of Borrower’s covenants, duties, indebtedness and liabilities under the Loan Documents.

6.                                      Acknowledgments and Stipulations.  Borrower acknowledges and stipulates that the Loan Agreement and the other Loan Documents executed by Borrower are legal, valid and binding obligations of Borrower that are enforceable against Borrower in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by Borrower); the security interests and liens granted by Borrower in favor of Lender are duly perfected, first priority security interests and liens; and the unpaid principal amount of the Revolver Loans on and as of the close of business on April 10, 2013, totaled $4,572,445.08.

7.                                      Representations and Warranties.  Borrower represents and warrants to Lender, to induce Lender to enter into this Amendment, that no Default or Event of Default exists on the date hereof other than the Designated Defaults; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of Borrower and this Amendment has been duly executed and delivered by Borrower; and all of the representations and warranties made by Borrower in the Loan Agreement are true and correct on and as of the date hereof.

8.                                      Reference to Loan Agreement.  Upon the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement,” “hereunder,” or words of like import shall mean and be a reference to the Loan Agreement, as amended by this Amendment.

9.                                      Breach of Amendment.  This Amendment shall be part of the Loan Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.

10.                               Conditions Precedent.  The effectiveness of the amendments contained in Section 2 hereof and the limited waiver contained in Section 4 hereof are subject to the satisfaction of each of the following conditions precedent, in form and substance satisfactory to Lender, unless satisfaction thereof is specifically waived in writing by Lender:

(a)                                 Lender shall have received each of the following:

(i)                                     a counterpart to this Amendment duly executed by Borrower;

(ii)                                  a duly executed Revolver Note in the maximum principal amount of $6,000,000;

(iii)                               certified resolutions of the board of directors (or other appropriate governing body) of Borrower, signed by Senior Officers of Borrower, authorizing the execution, delivery and performance of the Loan Documents executed in connection with this Amendment;

(iv)                              the amendment fee referred to in Section 11 hereof;

(v)                                 a counterpart to an amendment (the “Mortgage Amendment”) to that certain Mortgage, Security Agreement, Fixture Financing Statement and Assignment of Leases and Rents dated June 6, 2013 by Borrower, as mortgagor, to Lender, as mortgagee (the “Mortgage”), giving effect to this Amendment, duly executed by Borrower; and

(vi)                              such other agreements, documents and instruments as Lender may reasonably request.

(b)                                 No Default or Event of Default shall be in existence other than the Designated Defaults.

(c)                                  No Event of Default under (and as defined in) the Subordinated Note Purchase Agreement shall then be in existence.

11.                               Amendment Fee; Expenses of Lender.  In consideration of Lender’s willingness to enter into this Amendment, Borrower agrees to pay to Lender an amendment fee in the amount of $10,000 in immediately available funds on the date hereof.  Additionally, Borrower agrees to pay, on demand, all costs and expenses incurred by Lender in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Lender’s legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.

12.                               Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the state of Georgia.

13.                               Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14.                               No Novation, etc.  Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Loan Documents, each of which shall remain in full force and effect.  This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect.

15.                               Counterparts; Electronic Signatures.  This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any manually executed signature page to this Amendment delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto.

16.                               Further Assurances.  Borrower agrees to take such further actions as Lender shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

17.                               Section Titles.  Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.

18.                               Release of Claims.  To induce Lender to enter into this Amendment, Borrower hereby releases, acquits and forever discharges Lender, and all officers, directors, agents, employees, successors and assigns of Lender, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that Borrower now has or ever had against Lender arising under or in connection with any of the Loan Documents or otherwise.  Borrower represents and warrants to Lender that Borrower has not transferred or assigned to any Person any claim that Borrower ever had or claimed to have against Lender.

19.                               Waiver of Jury Trial.  To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

[Remainder of page intentionally left blank; signatures begin on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

ATTEST:	ANIP ACQUISITION COMPANY
(“Borrower”)

	By:	/s/ Charlotte Arnold
Secretary	Name: Charlotte C. Arnold
[CORPORATE SEAL]	Title: VP & Chief Financial Officer

ALOSTAR BANK OF COMMERCE
(“Lender”)

	By:	/s/ Tim Velzy
Name: Tim Velzy
Title: Vice President

First Amendment to Loan and Security Agreement (ANIP)